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Ryan Hymel, EVP and Chief Financial Officer
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Playa Hotels & Resorts N.V. Reports Third Quarter 2021 Results

Fairfax, VA, November 3, 2021 – Playa Hotels & Resorts N.V. (the “Company” or “Playa”) (NASDAQ: PLYA) today announced results of operations for the three and nine months ended September 30, 2021.

Three Months Ended September 30, 2021 Results

▪Net Loss was $12.4 million compared to a Net Loss of $78.6 million in 2020.
▪Adjusted Net Loss(1) was $13.7 million compared to an Adjusted Net Loss of $77.0 million in 2020.
▪Owned Resort EBITDA increased 327.9% versus 2020 to $40.8 million.
▪Adjusted EBITDA increased 221.6% versus 2020 to $31.8 million.

Nine Months Ended September 30, 2021 Results

▪Net Loss was $89.9 million compared to a Net Loss of $188.6 million in 2020.
▪Adjusted Net Loss(1) was $74.2 million compared to an Adjusted Net Loss of $135.9 million in 2020.
▪Owned Resort EBITDA increased 319.4% versus 2020 to $79.5 million.
▪Adjusted EBITDA increased 825.2% versus 2020 to $52.2 million.

(1)    Adjusted Net Income/(Loss) excludes special items, which are those items deemed not to be reflective of ongoing operations. See “Definitions of Non-U.S. GAAP Measures and Operating Statistics” for a description of how we compute Adjusted Net Income/(Loss) and other non-GAAP financial figures included in this press release.

"Continued robust demand and our focus on providing best-in-class service led to an acceleration in average daily rate growth during the third quarter. Importantly, we maintained our expense discipline, allowing the rate gains to flow through nicely to the bottom line despite higher expense inflation. Our booked position for the fourth quarter and the high season, combined with expected increases in flight capacity into our destinations, bode well for the sustainability of our pricing gains in the coming months.

The fundamental improvement in the third quarter was broad based, with each of our segments seeing sequential improvement in occupancy and absolute Net Package ADR. Our Net Package ADR gains resulted in Owned Resort EBITDA Margins nearing or exceeding historical third quarter margins at significantly lower occupancy levels in each of our segments. Using our results in Mexico as a proxy of our profit potential as flight capacity continues to ramp, I am optimistic for the next leg of the recovery in our Caribbean markets.

Looking ahead, booking momentum has accelerated thus far in the fourth quarter. As of mid-October, our revenue on the books for the fourth quarter of 2021 is nearly 25% above fourth quarter 2019 levels for our owned and managed resorts, with ADRs driving nearly all of the gains. Our first quarter 2022 revenue on the books is approximately 40% above first quarter 2020 levels at the same point in time in the fourth quarter of 2019 for our owned and managed resorts, with ADRs driving approximately half of the gains and continuing to build."

– Bruce D. Wardinski, Chairman and CEO of Playa Hotels & Resorts

Financial and Operating Results

The following tables set forth information with respect to the operating results of our total portfolio and comparable portfolio for the three and nine months ended September 30, 2021 and 2020 ($ in thousands):
Total Portfolio

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change		2021	2020	Change
Occupancy	59.3%	11.1%	48.2	pts	46.8%	26.4%	20.4	pts
Net Package ADR	$310.65	$275.71	12.7%		$302.83	$294.33	2.9%
Net Package RevPAR	$184.19	$30.71	499.8%		$141.66	$77.58	82.6%
Total Net Revenue (1)	$146,392	$27,301	436.2%		$346,112	$198,989	73.9%
Owned Net Revenue (2)	$145,487	$27,035	438.1%		$343,917	$198,061	73.6%
Owned Resort EBITDA (3)	$40,846	$(17,919)	327.9%		$79,489	$18,952	319.4%
Owned Resort EBITDA Margin	28.1%	(66.3)%	94.4	pts	23.1%	9.6%	13.5	pts
Other corporate	$9,749	$8,205	18.8%		$28,778	$26,782	7.5%
Management Fee Revenue	$673	$8	8,312.5%		$1,469	$635	131.3%
Adjusted EBITDA (4)	$31,770	$(26,116)	221.6%		$52,180	$(7,195)	825.2%
Adjusted EBITDA Margin	21.7%	(95.7)%	117.4	pts	15.1%	(3.6)%	18.7	pts
Comparable Portfolio (5)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change		2021	2020	Change
Occupancy	59.3%	11.3%	48.0	pts	48.1%	25.5%	22.6	pts
Net Package ADR	$310.65	$285.57	8.8%		$303.58	$302.57	0.3%
Net Package RevPAR	$184.19	$32.19	472.2%		$145.95	$77.01	89.5%
Total Net Revenue (1)	$146,356	$26,145	459.8%		$344,926	$175,618	96.4%
Owned Net Revenue (2)	$145,451	$25,879	462.0%		$342,731	$174,690	96.2%
Owned Resort EBITDA (3)	$40,789	$(15,893)	356.6%		$80,313	$17,030	371.6%
Owned Resort EBITDA Margin	28.0%	(61.4)%	89.4	pts	23.4%	9.7%	13.7	pts
Other corporate	$9,749	$8,205	18.8%		$28,778	$26,782	7.5%
Management Fee Revenue	$673	$8	8,312.5%		$1,469	$635	131.3%
Adjusted EBITDA (4)	$31,713	$(24,090)	231.6%		$53,004	$(9,117)	681.4%
Adjusted EBITDA Margin	21.7%	(92.1)%	113.8	pts	15.4%	(5.2)%	20.6	pts

(1)Total Net Revenue represents revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees, as well as revenue from other goods, services and amenities not included in the all-inclusive package. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment as they are already excluded from revenue in accordance with U.S. GAAP. A description of how we compute Total Net Revenue and a reconciliation of Total Net Revenue to total revenue can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below. Total Net Revenue also includes all Management Fee Revenue.
(2)Owned Net Revenue excludes Management Fee Revenue.
(3)A description of how we compute Owned Resort EBITDA and a reconciliation of net income to Owned Resort EBITDA can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below.
(4)A description of how we compute Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below.
(5)For the three months ended September 30, 2021 the comparable portfolio excludes the following resorts: Capri Resort, which was sold in June 2021 and Dreams Puerto Aventuras, which was sold in February 2021, and for the nine months ended September 30, 2021, the comparable portfolio also excludes the Jewel Dunn's River Beach Resort & Spa and Jewel Runaway Bay Beach Resort & Waterpark, which were sold in May 2020.

Balance Sheet

As of September 30, 2021, we held $231.5 million in cash and cash equivalents, excluding $24.6 million of restricted cash. Total interest-bearing debt was $1,147.7 million, comprised of our Senior Secured Term Loan due 2024 and Property Loan due 2025. Effective March 29, 2018, we entered into two interest rate swaps to fix LIBOR at 2.85% on $800.0 million of our variable rate Term Loan. As of September 30, 2021, there was no balance outstanding on our $85.0 million Revolving Credit Facility.
Earnings Call

The Company will host a conference call to discuss its third quarter results on Thursday, November 4, 2021 at 12:00 p.m. (Eastern Daylight Time). The conference call can be accessed by dialing (888) 317-6003 for domestic participants and (412) 317-6061 for international participants. The conference ID number is 6470216. Additionally, interested parties may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Thursday, November 4, 2021. This replay will run through Thursday, November 11, 2021. The access number for a taped replay of the conference call is (877) 344-7529 or (412) 317-0088 using the following conference ID number: 10161080. There will also be a webcast of the conference call accessible on the Company’s investor relations website at www.investors.playaresorts.com.

About the Company

Playa is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. As of September 30, 2021, Playa owned and/or managed a total portfolio consisting of 22 resorts (8,366 rooms) located in Mexico, Jamaica, and the Dominican Republic. In Mexico, Playa owns and manages Hyatt Zilara Cancún, Hyatt Ziva Cancún, Panama Jack Resorts Cancún, Panama Jack Resorts Playa del Carmen, Hilton Playa del Carmen All-Inclusive Resort, Hyatt Ziva Puerto Vallarta, and Hyatt Ziva Los Cabos. In Jamaica, Playa owns and manages Hyatt Zilara Rose Hall, Hyatt Ziva Rose Hall, Hilton Rose Hall Resort & Spa, Jewel Grande Montego Bay Resort & Spa and Jewel Paradise Cove Beach Resort & Spa. In the Dominican Republic, Playa owns and manages the Hilton La Romana All-Inclusive Family Resort, the Hilton La Romana All-Inclusive Adult Resort, Hyatt Zilara Cap Cana and Hyatt Ziva Cap Cana. Playa owns two resorts in the Dominican Republic that are managed by a third-party and manages five resorts on behalf of third-party owners. Playa leverages years of all-inclusive resort operating expertise and relationships with globally recognized hospitality brands to provide a best-in-class experience and exceptional value to our guests, while building a direct relationship to improve customer acquisition cost and drive repeat business.

Forward-Looking Statements

This press release contains ‘‘forward-looking statements,’’ as defined by federal securities laws. Forward-looking statements reflect our current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Playa's Annual Report on Form 10-K, filed with the SEC on March 4, 2021, and as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Playa’s filings with the SEC. Currently, some of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements are the adverse effects of the current COVID-19 pandemic on our financial condition, liquidity, results of operations and prospects, reductions in service by the airlines that service the locations where we own resorts, the short and longer-term demand for travel, the global economy and the local economies where we own resorts and the financial markets. The extent to which the COVID-19 pandemic will continue to impact us and consumer behavior will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, continuing resurgences of the virus and its variances, including the Delta variant, government actions taken to contain the pandemic or mitigate its impact, the speed, effectiveness and distribution of vaccines (including boosters) and treatment therapies, the rate of public adoption of COVID-19 vaccines and the direct and indirect economic effects of the pandemic and containment measures, including the magnitude of its impact on unemployment rates, labor-force availability (including as a result of vaccine mandates), and consumer discretionary spending, among others. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this quarterly report, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).
Definitions of Non-U.S. GAAP Measures and Operating Statistics

Occupancy
“Occupancy” represents the total number of rooms sold for a period divided by the total number of rooms available during such period. The total number of rooms available excludes any rooms considered “Out of Order” due to renovation or a temporary problem rendering them inadequate for occupancy for an extended period of time. Occupancy is a useful measure of the utilization of a resort’s total available capacity and can be used to gauge demand at a specific resort or group of properties during a given period. Occupancy levels also enable us to optimize Net Package ADR by increasing or decreasing the stated rate for our all-inclusive packages as demand for a resort increases or decreases.
Net Package Average Daily Rate (“Net Package ADR”)
“Net Package ADR” represents total Net Package Revenue for a period divided by the total number of rooms sold during such period. Net Package ADR trends and patterns provide useful information concerning the pricing environment and the nature of the guest base of our portfolio or comparable portfolio, as applicable. Net Package ADR is a commonly used performance measure in the all-inclusive segment of the lodging industry and is commonly used to assess the stated rates that guests are willing to pay through various distribution channels.
Net Package Revenue per Available Room (“Net Package RevPAR”)
“Net Package RevPAR” is the product of Net Package ADR and the average daily occupancy percentage. Net Package RevPAR does not reflect the impact of non-package revenue. Although Net Package RevPAR does not include this additional revenue, it generally is considered the key performance measure in the all-inclusive segment of the lodging industry to identify trend information with respect to net room revenue produced by our portfolio or comparable portfolio, as applicable, and to evaluate operating performance on a consolidated basis or a regional basis, as applicable.
Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue
“Net Package Revenue” is derived from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Revenue is recognized, net of discounts and rebates, when the rooms are occupied and/or the relevant services have been rendered. Advance deposits received from guests are deferred and included in trade and other payables until the rooms are occupied and/or the relevant services have been rendered, at which point the revenue is recognized.

“Net Non-package Revenue” represents all other revenues earned from the operations of our resorts, other than Net Package Revenue, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Net Non-package Revenue includes revenue associated with guests' purchases of upgrades, premium services and amenities, such as premium rooms, dining experiences, wines and spirits and spa packages, which are not included in the all-inclusive package. Revenue not included in a guest’s all-inclusive package is recognized when the goods are consumed.
“Owned Net Revenue” represents Net Package Revenue and Net Non-package Revenue. Owned Net Revenue represents a key indicator to assess the overall performance of our business and analyze trends, such as consumer demand, brand preference and competition. In analyzing our Owned Net Revenues, our management differentiates between Net Package Revenue and Net Non-package Revenue. Guests at our resorts purchase packages at stated rates, which include room accommodations, food and beverage services and entertainment activities, in contrast to other lodging business models, which typically only include the room accommodations in the stated rate. The amenities at all-inclusive resorts typically include a variety of buffet and á la carte restaurants, bars, activities, and shows and entertainment throughout the day.
“Management Fee Revenue” is derived from fees earned for managing resorts owned by third parties. The fees earned are typically composed of a base fee, which is computed as a percentage of revenue, and an incentive fee, which is computed as a percentage of profitability.
“Total Net Revenue” represents Net Package Revenue, Net Non-package Revenue and Management Fee Revenue. “Cost Reimbursements” is excluded from Total Net Revenue as it is not considered a key indicator of financial and operating performance. Cost Reimbursements is derived from the reimbursement of certain costs incurred by Playa on behalf of resorts managed by Playa and owned by third parties. This revenue is fully offset by reimbursable costs and has no net impact on operating income (loss) or net loss.

The following table shows a reconciliation of Net Package Revenue, Net Non-package Revenue, Management Fee Revenue and Total Net Revenue to total revenue for the three and nine months ended September 30, 2021 and 2020 ($ in thousands):
Total Portfolio

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net Package Revenue
Comparable Net Package Revenue	$120,717	$21,094	$283,854	$150,331
Non-comparable Net Package Revenue	—	719	560	19,880
Net Package Revenue	120,717	21,813	284,414	170,211

Net Non-package Revenue
Comparable Net Non-package Revenue	24,966	5,043	59,603	24,652
Non-comparable Net Non-package Revenue	36	437	626	3,491
Net Non-package Revenue	25,002	5,480	60,229	28,143

Management Fee Revenue
Comparable Management Fee Revenue	673	8	1,469	635
Non-comparable Management Fee Revenue	—	—	—	—
Management Fee Revenue	673	8	1,469	635

Total Net Revenue
Comparable Total Net Revenue	146,356	26,145	344,926	175,618
Non-comparable Total Net Revenue	36	1,156	1,186	23,371
Total Net Revenue	146,392	27,301	346,112	198,989
Compulsory tips	3,823	930	9,170	6,044
Cost Reimbursements	1,072	505	2,554	1,913
Total revenue	$151,287	$28,736	$357,836	$206,946
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Owned Resort EBITDA, and Owned Resort EBITDA Margin
We define EBITDA, a non-U.S. GAAP financial measure, as net income or loss, determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax and depreciation and amortization expense. We define Adjusted EBITDA, a non-U.S. GAAP financial measure, as EBITDA further adjusted to exclude the following items:
•Other income or expense
•Pre-opening expense
•Transaction expenses
•Severance expense
•Other tax expense
•Gain on property damage insurance proceeds
•Share-based compensation
•Loss on extinguishment of debt
•Other items, which may include but are not limited to the following: contract termination fees; gains or losses from legal settlements; repairs from hurricanes and tropical storms and impairment losses.

We include the non-service cost components of net periodic pension cost or benefit recorded within other income or expense in the Condensed Consolidated Statements of Operations in calculating Adjusted EBITDA as they are considered part of our ongoing resort operations.
“Adjusted EBITDA Margin” represents Adjusted EBITDA as a percentage of Total Net Revenue.
“Owned Resort EBITDA” represents Adjusted EBITDA before corporate expenses and Management Fee Revenue.
“Owned Resort EBITDA Margin” represents Owned Resort EBITDA as a percentage of Owned Net Revenue.
Adjusted Net Loss
“Adjusted Net Loss” represents net income or loss attributable to Playa, determined in accordance with U.S. GAAP, excluding special items which are not reflective of our core operating performance, such as one-time expenses related to transaction expenses.
Usefulness and Limitation of Non-U.S. GAAP Measures
We believe that each of Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Total Net Revenue, Net Package ADR, Net Package RevPAR and Net Direct Expenses are useful to investors as they reflect our operating results by excluding compulsory tips. These tips have a margin of zero and do not represent our operating results.
We also believe that Adjusted EBITDA is useful to investors for two principal reasons. First, we believe Adjusted EBITDA assists investors in comparing our performance over various reporting periods on a consistent basis by removing from our operating results the impact of items that do not reflect our core operating performance. For example, changes in foreign exchange rates (which are the principal driver of changes in other income or expense), and expenses related to capital raising, strategic initiatives and other corporate initiatives, such as expansion into new markets (which are the principal drivers of changes in transaction expenses), are not indicative of the operating performance of our resorts. The other adjustments included in our definition of Adjusted EBITDA relate to items that occur infrequently and therefore would obstruct the comparability of our operating results over reporting periods. For example, revenue from insurance policies, other than business interruption insurance policies, is infrequent in nature, and we believe excluding these expense and revenue items permits investors to better evaluate the core operating performance of our resorts over time. We believe Adjusted EBITDA Margin provides our investors a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful.
The second principal reason that we believe Adjusted EBITDA is useful to investors is that it is considered a key performance indicator by our board of directors (our “Board”) and management. In addition, the compensation committee of our Board determines the annual variable compensation for certain members of our management based, in part, on consolidated Adjusted EBITDA. We believe that Adjusted EBITDA is useful to investors because it provides investors with information utilized by our Board and management to assess our performance and may (subject to the limitations described below) enable investors to compare the performance of our portfolio to our competitors.
Adjusted Net Loss is non-GAAP performance measure that provides meaningful comparisons of ongoing operating results, by removing from net income the impact of items that do not reflect our normalized operations.
Our non-U.S. GAAP financial measures are not substitutes for revenue, net income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, our non-U.S. GAAP financial measures should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented. A reconciliation of net income as computed under U.S. GAAP to Adjusted Net Loss is presented below.
Comparable Non-U.S. GAAP Measures
We believe that presenting Adjusted EBITDA, Total Net Revenue, Net Package Revenue and Net Non-package Revenue on a comparable basis is useful to investors because these measures include only the results of resorts owned and in operation for the entirety of the periods presented and thereby eliminate disparities in results due to the acquisition or disposition of resorts or the impact of resort closures or re-openings in connection with redevelopment or renovation projects. As a result, we believe these measures provide more consistent metrics for comparing the performance of our operating resorts. We calculate Comparable Adjusted EBITDA, Comparable Total Net Revenue, Comparable Net Package Revenue and Comparable Net Non-package Revenue as the total amount of each respective measure less amounts attributable to non-comparable resorts, by which we mean resorts that were not owned or in operation during some or all of the relevant reporting period.
For the three months ended September 30, 2021 the comparable portfolio excludes the following resorts: Capri Resort, which was sold in June 2021 and Dreams Puerto Aventuras, which was sold in February 2021, and for the nine months ended September 30, 2021, the comparable portfolio also excludes the Jewel Dunn's River Beach Resort & Spa and Jewel Runaway Bay Beach Resort & Waterpark, which were sold in May 2020.
A reconciliation of net income or loss as computed under U.S. GAAP to comparable Adjusted EBITDA is presented below. For a reconciliation of Comparable Net Package Revenue, Comparable Net Non-package Revenue, Comparable Management Fee Revenue and Comparable Total Net Revenue to total revenue as computed under U.S. GAAP, see “Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue” in this section.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Owned Resort EBITDA
($ in thousands)

The following is a reconciliation of our U.S. GAAP net loss to EBITDA, Adjusted EBITDA, Owned Resort EBITDA and Comparable Owned Resort EBITDA for the three and nine months ended September 30, 2021 and 2020 ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(12,371)	$(78,604)	$(89,884)	$(188,618)
Interest expense	19,047	19,973	56,164	61,844
Income tax provision (benefit)	1,360	5,299	(13,043)	(8,237)
Depreciation and amortization	19,927	22,518	60,827	69,877
EBITDA	27,963	(30,814)	14,064	(65,134)
Other (income) expense (a)	(587)	(224)	747	(1,171)
Share-based compensation	3,270	1,925	9,899	7,867
Transaction expense (b)	210	541	928	1,416
Severance expense (c)	—	1,448	1,287	3,892
Other tax expense (benefit) (d)	67	(170)	228	298
Contract termination fees	400	—	400	—
Impairment loss	—	867	24,011	42,308
(Gain) loss on sale of assets	(4)	—	644	1,729
Repairs from hurricanes and tropical storms	435	—	435	—
Non-service cost components of net periodic pension benefit (cost) (e)	16	311	(463)	1,600
Adjusted EBITDA	31,770	(26,116)	52,180	(7,195)
Other corporate	9,749	8,205	28,778	26,782
Management fee income	(673)	(8)	(1,469)	(635)
Owned Resort EBITDA	40,846	(17,919)	79,489	18,952
Less: Non-comparable Owned Resort EBITDA	57	(2,026)	(824)	1,922
Comparable Owned Resort EBITDA (f)	$40,789	$(15,893)	$80,313	$17,030

(a)    Represents changes in foreign exchange rates and other miscellaneous expenses or income.
(b)    Represents expenses incurred in connection with corporate initiatives, such as: debt refinancing costs; other capital raising efforts; and strategic initiatives, such as the launch of a new resort or possible expansion into new markets.
(c)    Represents expenses incurred for employee terminations.
(d)    Relates primarily to a Dominican Republic asset/revenue tax, which is an alternative tax to income tax in the Dominican Republic. We eliminate this expense from Adjusted EBITDA because it is substantially similar to the income tax provision or benefit we eliminate from our calculation of EBITDA.
(e)    Represents the non-service cost components of net periodic pension benefit (cost) recorded within other (expense) income in the Condensed Consolidated Statement of Operations. We include these for purposes of calculating Adjusted EBITDA as they are considered part of our ongoing resort operations.
(f)    Comparable resorts for the three months ended September 30, 2021 exclude the following: Capri Resort, which was sold in June 2021 and Dreams Puerto Aventuras, which was sold in February 2021, and for the nine months ended September 30, 2021 also exclude the Jewel Dunn's River Beach Resort & Spa and Jewel Runaway Bay Beach Resort & Waterpark, which were sold in May 2020.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to Adjusted Net Income
($ in thousands)

The following table reconciles our net loss to Adjusted Net Loss for the three and nine months ended September 30, 2021 and 2020 ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(12,371)	$(78,604)	$(89,884)	$(188,618)
Reconciling items
Transaction expense	210	541	928	1,416
Change in fair value of interest rate swaps (a)	(1,828)	(1,686)	(6,425)	9,701
Repairs from hurricanes and tropical storms	435	—	435	—
Impairment loss	—	867	24,011	42,308
Severance expense	—	1,448	1,287	3,892
Total reconciling items before tax	(1,183)	1,170	20,236	57,317
Income tax (provision) benefit for reconciling items	(164)	404	(4,582)	(4,588)
Total reconciling items after tax	(1,347)	1,574	15,654	52,729
Adjusted net loss	$(13,718)	$(77,030)	$(74,230)	$(135,889)

(a)Represents the change in fair value, excluding interest paid and accrued, of our interest rate swaps recognized as interest expense in our Condensed Consolidated Statements of Operations.
The following table presents the impact of Adjusted Net Loss on our diluted losses per share for the three and nine months ended September 30, 2021 and 2020 ($ in thousands, except share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Adjusted net loss	$(13,718)	$(77,030)	$(74,230)	$(135,889)

Losses per share - Diluted	$(0.08)	$(0.58)	$(0.55)	$(1.44)
Total reconciling items impact per diluted share	(0.01)	0.01	0.10	0.40
Adjusted losses per share - Diluted	$(0.09)	$(0.57)	$(0.45)	$(1.04)

Playa Hotels & Resorts N.V.
Condensed Consolidated Balance Sheet
($ in thousands, except share data)
(unaudited)

	As of September 30,	As of December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$231,460	$146,919
Restricted cash	24,623	25,941
Trade and other receivables, net	40,271	25,433
Accounts receivable from related parties	4,319	3,726
Inventories	15,466	13,813
Prepayments and other assets	38,903	47,638
Property and equipment, net	1,595,613	1,727,383
Assets held for sale	—	34,472
Goodwill, net	61,654	61,654
Other intangible assets	7,857	8,556
Deferred tax assets	—	2,130
Total assets	$2,020,166	$2,097,665
LIABILITIES AND SHAREHOLDERS' EQUITY
Trade and other payables	$128,574	$123,410
Payables to related parties	5,843	8,073
Income tax payable	122	348
Debt	943,203	1,251,267
Related party debt	193,771	—
Derivative financial instruments	31,136	46,340
Other liabilities	28,770	29,768
Deferred tax liabilities	64,794	77,637
Total liabilities	$1,396,213	$1,536,843
Commitments and contingencies
Shareholders' equity
Ordinary shares (par value €0.10; 500,000,000 shares authorized, 166,428,743 shares issued and 164,220,739 shares outstanding as of September 30, 2021 and 136,770,086 shares issued and 134,571,290 shares outstanding as of December 31, 2020)	18,493	14,871
Treasury shares (at cost, 2,208,004 shares as of September 30, 2021 and 2,198,796 shares as of December 31, 2020)	(16,697)	(16,642)
Paid-in capital	1,174,141	1,030,148
Accumulated other comprehensive loss	(22,086)	(30,949)
Accumulated deficit	(529,898)	(436,606)
Total shareholders' equity	623,953	560,822
Total liabilities and shareholders' equity	$2,020,166	$2,097,665

Playa Hotels & Resorts N.V.
Condensed Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue
Package	$124,331	$22,705	$293,005	$176,062
Non-package	25,211	5,518	60,808	28,336
Management fees	673	8	1,469	635
Cost reimbursements	1,072	505	2,554	1,913
Total revenue	151,287	28,736	357,836	206,946
Direct and selling, general and administrative expenses
Direct	90,788	35,679	230,543	153,957
Selling, general and administrative	32,055	22,943	85,273	76,514
Depreciation and amortization	19,927	22,518	60,827	69,877
Reimbursed costs	1,072	505	2,554	1,913
Impairment loss	—	867	24,011	42,308
(Gain) loss on sale of assets	(4)	—	644	1,729
Gain on insurance proceeds	—	(220)	—	(3,170)
Direct and selling, general and administrative expenses	143,838	82,292	403,852	343,128
Operating income (loss)	7,449	(53,556)	(46,016)	(136,182)
Interest expense	(19,047)	(19,973)	(56,164)	(61,844)
Other income (expense)	587	224	(747)	1,171
Net loss before tax	(11,011)	(73,305)	(102,927)	(196,855)
Income tax (provision) benefit	(1,360)	(5,299)	13,043	8,237
Net loss	$(12,371)	$(78,604)	$(89,884)	$(188,618)

Earnings per share
Losses per share - Basic	$(0.08)	$(0.58)	$(0.55)	$(1.44)
Losses per share - Diluted	$(0.08)	$(0.58)	$(0.55)	$(1.44)
Weighted average number of shares outstanding during the period - Basic	164,218,262	134,493,864	163,067,561	131,426,886
Weighted average number of shares outstanding during the period - Diluted	164,218,262	134,493,864	163,067,561	131,426,886

Playa Hotels & Resorts N.V.
Consolidated Debt Summary - As of September 30, 2021
($ in millions)

	Maturity			Applicable Rate	LTM Interest (5)
Debt	Date	# of Years	Balance
Revolving credit facility ($68.0 million) (1)	Jan-24	2.3	$—	4.15%	$1.0
Revolving credit facility ($17.0 million) (1)	Apr-22	0.6	—	3.15%	0.2
Term loan (2)	Apr-24	2.6	944.4	5.32%	59.1
Term loan (Additional $93.3 million) (3)	Apr-24	2.6	93.3	9.25%	8.8
Property loan	Jul-25	3.8	110.0	9.25%	10.3
Total debt			$1,147.7	6.00%	$79.4
Less: cash and cash equivalents (4)			231.5
Net debt (face)			$916.2

(1)As of September 30, 2021, the total available borrowing capacity under our Revolving Credit Facility was $85.0 million. The interest rate on any outstanding balances of our $68.0 million Revolving Credit Facility is L+400 bps with no LIBOR floor. The interest rate on any outstanding balances of our $17.0 million Revolving Credit Facility is L+300 bps with no LIBOR floor. As of September 30, 2021, the commitment fee on undrawn balances of our Revolving Credit Facility was 0.5%.
(2)The interest rate on our Term Loan is L+275 bps with a LIBOR floor of 1%. The interest rate on our Term Loan was 5.32% as of September 30, 2021, which includes the LIBOR rate that was locked in September for the 1-month period. Effective March 29, 2018, we entered into two interest rate swaps to mitigate the long-term interest rate risk inherent in our variable rate Term Loan. The interest rate swaps have an aggregate fixed notional value of $800.0 million. The fixed rate paid by us is 2.85% and the variable rate received resets monthly to the one-month LIBOR rate.
(3)Effective June 12, 2020, we entered into $94.0 million of additional senior secured credit facility term loans. On July 27, 2021, we repaid $0.7 million of the principal balance. The remaining $93.3 million is broken into three tranches: $35.0 million term loan at a fixed rate of 11.4777%, $31.0 million term loan at a fixed rate of 11.4777%, and $27.3 million term loan at our option of either a base rate plus a margin of 2.00% or LIBOR plus 3.00% with a LIBOR floor of 1%. The weighted average interest rate is 9.25%.
(4)Based on cash balances on hand as of September 30, 2021.
(5)Represents last twelve months interest expense and commitment fee. The impact of amortization of deferred financing costs and discounts, capitalized interest and the change in fair market value of our interest rate swaps is excluded.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Three Months Ended September 30, 2021 and 2020

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Total Portfolio	Rooms	2021	2020	Pts Change		2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	Pts Change
Yucatán Peninsula	2,126	64.7%	19.7%	45.0	pts	$336.35	$288.40	16.6%	$217.75	$56.94	282.4%	$51,209	$17,351	195.1%	$17,518	$(1,820)	1,062.5%	34.2%	(10.5)%	44.7	pts
Pacific Coast	926	60.5%	1.0%	59.5	pts	$372.39	$578.90	(35.7)%	$225.43	$6.01	3,650.9%	21,982	773	2,743.7%	6,429	(2,330)	375.9%	29.2%	(301.4)%	330.6	pts
Dominican Republic	2,644	55.4%	2.9%	52.5	pts	$260.61	$268.25	(2.8)%	$144.26	$7.76	1,759.0%	42,794	2,453	1,644.6%	11,267	(6,296)	279.0%	26.3%	(256.7)%	283.0	pts
Jamaica	1,428	57.7%	16.6%	41.1	pts	$314.62	$236.94	32.8%	$181.39	$39.23	362.4%	29,502	6,458	356.8%	5,632	(7,473)	175.4%	19.1%	(115.7)%	134.8	pts
Total Portfolio	7,124	59.3%	11.1%	48.2	pts	$310.65	$275.71	12.7%	$184.19	$30.71	499.8%	$145,487	$27,035	438.1%	$40,846	$(17,919)	327.9%	28.1%	(66.3)%	94.4	pts

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Comparable Portfolio	Rooms	2021	2020	Pts Change		2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	Pts Change
Yucatán Peninsula	2,126	64.7%	22.6%	42.1	pts	$336.35	$306.39	9.8%	$217.75	$69.23	214.5%	$51,173	$16,195	216.0%	$17,461	$206	8,376.2%	34.1%	1.3%	32.8	pts
Pacific Coast	926	60.5%	1.0%	59.5	pts	$372.39	$578.90	(35.7)%	$225.43	$6.01	3,650.9%	21,982	773	2,743.7%	6,429	(2,330)	375.9%	29.2%	(301.4)%	330.6	pts
Dominican Republic	2,644	55.4%	2.9%	52.5	pts	$260.61	$268.25	(2.8)%	$144.26	$7.76	1,759.0%	42,794	2,453	1,644.6%	11,267	(6,296)	279.0%	26.3%	(256.7)%	283.0	pts
Jamaica	1,428	57.7%	16.6%	41.1	pts	$314.62	$236.94	32.8%	$181.39	$39.23	362.4%	29,502	6,458	356.8%	5,632	(7,473)	175.4%	19.1%	(115.7)%	134.8	pts
Total Comparable Portfolio	7,124	59.3%	11.3%	48.0	pts	$310.65	$285.57	8.8%	$184.19	$32.19	472.2%	$145,451	$25,879	462.0%	$40,789	$(15,893)	356.6%	28.0%	(61.4)%	89.4	pts

Highlights
All of the increases listed below were a result of the resumption of operations this year as compared to the third quarter of 2020, during which period we began reopening our resorts, in phases, and experienced severely reduced occupancy as a result of the COVID-19 pandemic.

Yucatán Peninsula
•Comparable Owned Net Revenue for the three months ended September 30, 2021 increased $35.0 million, or 216.0%, compared to the three months ended September 30, 2020. Comparable Net Package ADR of $336.35 for the three months ended September 30, 2021 benefited by an additional $15.98 as a result of a change in billing methodology of an online travel agency (“OTA”), which requires Playa to present this revenue gross of commissions under U.S. GAAP. Excluding the aforementioned change in billing practice, Comparable Net Package ADR would have been $320.37.
Compared to 2019, our Comparable Net Package ADR for the three months ended September 30, 2021 increased by $93.28, or 38.4%. Excluding the aforementioned change in billing practice, the increase would have been $77.30, or 31.8%, primarily as a result of pent-up customer demand following COVID-19 related travel restrictions.
•Comparable Owned Resort EBITDA for the three months ended September 30, 2021 increased $17.3 million, or 8,376.2%, over the prior year.
Pacific Coast
•Owned Net Revenue for the three months ended September 30, 2021 increased $21.2 million, or 2,743.7%, compared to the three months ended September 30, 2020. The increase was a result of the ongoing recovery in our business and the resorts in this segment only being open for a small portion of the third quarter of 2020. Net Package ADR of $372.39 for the three months ended September 30, 2021 benefited by an additional $16.51 as a result of a change in billing methodology of an OTA, which requires Playa to present this revenue gross of commissions under U.S. GAAP. Excluding the aforementioned change in billing practice, Net Package ADR would have been $355.88.
Compared to 2019, our Net Package ADR for the three months ended September 30, 2021 increased by $136.15, or 57.6%. Excluding the aforementioned change in billing practice, the increase would have been $119.64, or 50.6%, primarily as a result of pent-up customer demand following COVID-19 related travel restrictions.
•Owned Resort EBITDA for the three months ended September 30, 2021 increased $8.8 million, or 375.9%, over the prior year.

Dominican Republic
•Owned Net Revenue for the three months ended September 30, 2021 increased $40.3 million, or 1,644.6%, compared to the three months ended September 30, 2020. The increase was a result of the ongoing recovery in our business and closure of the majority of the resorts in this segment during the third quarter of 2020 as a result of the COVID-19 pandemic.
Compared to 2019, our Net Package ADR for the three months ended September 30, 2021 increased by $104.31, or 66.7%. This increase was driven by the opening of Hyatt Ziva and Hyatt Zilara Cap Cana in the fourth quarter of 2019 as well as the renovation of the Hilton La Romana All-Inclusive Resort.
•Owned Resort EBITDA for the three months ended September 30, 2021 increased $17.6 million, or 279.0%, over the prior year.
Jamaica
•Owned Net Revenue for the three months ended September 30, 2021 increased $23.0 million, or 356.8%, compared to the three months ended September 30, 2020.
Compared to 2019, which included the Jewel Dunn's River Beach Resort & Spa and Jewel Runaway Bay Beach Resort & Waterpark, our Net Package ADR for the three months ended September 30, 2021 increased by $59.90, or 23.5%. Excluding the two divested resorts, our Net Package ADR increased by $32.45, or 11.5%.
•Owned Resort EBITDA for the three months ended September 30, 2021 increased $13.1 million, or 175.4%, over the prior year.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Nine Months Ended September 30, 2021 and 2020

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Total Portfolio	Rooms	2021	2020	Pts Change		2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	Pts Change
Yucatán Peninsula	2,356	52.2%	31.2%	21.0	pts	$320.69	$296.21	8.3%	$167.54	$92.48	81.2%	$129,879	$79,689	63.0%	$37,714	$15,111	149.6%	29.0%	19.0%	10.0	pts
Pacific Coast	926	49.6%	21.1%	28.5	pts	$347.61	$346.49	0.3%	$172.36	$73.05	135.9%	51,117	21,854	133.9%	13,992	3,726	275.5%	27.4%	17.0%	10.4	pts
Dominican Republic	2,644	42.2%	20.0%	22.2	pts	$263.98	$228.09	15.7%	$111.42	$45.61	144.3%	97,563	38,060	156.3%	20,859	(3,388)	715.7%	21.4%	(8.9)%	30.3	pts
Jamaica	1,428	44.4%	31.3%	13.1	pts	$304.13	$337.62	(9.9)%	$135.06	$105.66	27.8%	65,358	58,458	11.8%	6,924	3,503	97.7%	10.6%	6.0%	4.6	pts
Total Portfolio	7,354	46.8%	26.4%	20.4	pts	$302.83	$294.33	2.9%	$141.66	$77.58	82.6%	$343,917	$198,061	73.6%	$79,489	$18,952	319.4%	23.1%	9.6%	13.5	pts

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Comparable Portfolio	Rooms	2021	2020	Pts Change		2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	Pts Change
Yucatán Peninsula	2,126	57.2%	31.7%	25.5	pts	$322.79	$316.11	2.1%	$184.59	$100.32	84.0%	$128,696	$67,132	91.7%	$38,956	$15,293	154.7%	30.3%	22.8%	7.5	pts
Pacific Coast	926	49.6%	21.1%	28.5	pts	$347.61	$346.49	0.3%	$172.36	$73.05	135.9%	51,117	21,854	133.9%	13,992	3,726	275.5%	27.4%	17.0%	10.4	pts
Dominican Republic	2,644	42.2%	20.0%	22.2	pts	$263.98	$228.09	15.7%	$111.42	$45.61	144.3%	97,563	38,060	156.3%	20,859	(3,388)	715.7%	21.4%	(8.9)%	30.3	pts
Jamaica	1,428	44.4%	29.0%	15.4	pts	$304.54	$354.84	(14.2)%	$135.24	$103.04	31.3%	65,355	47,644	37.2%	6,506	1,399	365.0%	10.0%	2.9%	7.1	pts
Total Comparable Portfolio	7,124	48.1%	25.5%	22.6	pts	$303.58	$302.57	0.3%	$145.95	$77.01	89.5%	$342,731	$174,690	96.2%	$80,313	$17,030	371.6%	23.4%	9.7%	13.7	pts
Highlights
All of the increases listed below were a result of our resorts being open for the entirety of 2021 as compared to the nine months ended September 30, 2020, during which time we closed all of our resorts for the second quarter and experienced severely reduced occupancy during the third quarter as a result of the COVID-19 pandemic.

Yucatán Peninsula
•Comparable Owned Net Revenue for the nine months ended September 30, 2021 increased $61.6 million, or 91.7%, compared to the nine months ended September 30, 2020. Comparable Net Package ADR of $322.79 for the nine months ended September 30, 2021 benefited by an additional $8.47 as a result of a change in billing methodology of an online travel agency (“OTA”), which requires Playa to present this revenue gross of commissions under U.S. GAAP. Excluding the aforementioned change in billing practice, Comparable Net Package ADR would be $314.33.
Compared to 2019, our Comparable Net Package ADR for the nine months ended September 30, 2021 increased by $41.12, or 14.6%. Excluding the aforementioned change in billing practice, the increase would have been $32.66, or 11.6%, primarily as a result of pent-up customer demand following COVID-19 related travel restrictions.
•Comparable Owned Resort EBITDA for the nine months ended September 30, 2021 increased $23.7 million, or 154.7%, compared to the nine months ended September 30, 2020.
Pacific Coast
•Owned Net Revenue for the nine months ended September 30, 2021 increased $29.3 million, or 133.9%, compared to the nine months ended September 30, 2020. Net Package ADR of $347.61 for the nine months ended September 30, 2021 benefited by an additional $9.14 as a result of a change in billing methodology of an OTA, which requires Playa to present this revenue gross of commissions under U.S. GAAP. Excluding the aforementioned change in billing practice, Net Package ADR would be $338.48.
Compared to 2019, our Net Package ADR for the nine months ended September 30, 2021 increased by $54.88, or 18.7%. Excluding the aforementioned change in billing practice, the increase would have been $45.75, or 15.6%, primarily as a result of pent-up customer demand following COVID-19 related travel restrictions.
•Owned Resort EBITDA for the nine months ended September 30, 2021 increased $10.3 million, or 275.5%, compared to the nine months ended September 30, 2020.

Dominican Republic
•Owned Net Revenue for the nine months ended September 30, 2021 increased $59.5 million, or 156.3%, compared to the nine months ended September 30, 2020.
Compared to 2019, our Net Package ADR for the nine months ended September 30, 2021 increased by $67.07, or 34.1%. This increase was driven by the opening of Hyatt Ziva and Hyatt Zilara Cap Cana in the fourth quarter of 2019 as well as the renovation of the Hilton La Romana All-Inclusive Resort.
•Owned Resort EBITDA for the nine months ended September 30, 2021 increased $24.2 million, or 715.7%, compared to the nine months ended September 30, 2020.
Jamaica
•Comparable Owned Net Revenue for the nine months ended September 30, 2021 increased $17.7 million, or 37.2%, compared to the nine months ended September 30, 2020.
Compared to 2019, our Comparable Net Package ADR for the nine months ended September 30, 2021 decreased by $23.42, or 7.1%.
•Comparable Owned Resort EBITDA for the nine months ended September 30, 2021 increased $5.1 million, or 365.0%, compared to the nine months ended September 30, 2020.

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